AMENDED AND RESTATED
INVESTMENT ADVISORY AGREEMENT
This Agreement is made as of this 6th day of February, 2019, by and between MADISON ASSET MANAGEMENT, LLC, a Wisconsin limited liability company having its principal place of business in Madison, Wisconsin (the “Adviser”), and MADISON FUNDS, a Delaware business trust created pursuant to a Declaration of Trust (the “Trust”).
The parties hereto, intending so to be legally bound, agree with each other as follows:
1.     Appointment and Acceptance. The Trust hereby appoints the Adviser to manage the investment of the assets of each existing series of the Trust listed on Exhibit A hereto and any additional series that the Trust may establish from time to time (each, a “Fund” and collectively, the “Funds”), and to administer the affairs of the Trust. The Adviser hereby accepts such appointment and agrees to employ its best efforts to supervise the investment management of the Funds. Subject to the provisions of the Investment Company Act of 1940, as amended (the “1940 Act”), and the Investment Advisers Act of 1940, as amended (the “Advisers Act”), the Adviser may retain any affiliated or unaffiliated parties including, but not limited to, investment adviser(s) and/or investment sub-adviser(s) and administrator(s) to perform any or all of the services set forth in this Agreement.
2.     Discretion of the Adviser. In the performance of its duties hereunder, the Adviser shall have full authority to act as it deems advisable, except that it shall be bound by (i) the terms of the Declaration of Trust of the Trust, (ii) any written direction given by the Board of Trustees of the Trust (the “Board”) not inconsistent with this Agreement, and (iii) the investment policies of the Trust from time to time in effect. Subject only to the foregoing, the Adviser shall have full authority to purchase and sell securities for each Fund, and the Adviser may determine the persons with whom such securities transactions are to be made and the terms thereof.
3.    Other Activities of the Adviser. The Adviser and any of its affiliates shall be free to engage in any other lawful activity, including the rendering to others of services similar to those rendered to the Trust hereunder; and the Adviser or any interested person thereof shall be free to invest in the Trust as a shareholder, to become an officer or trustee of the Trust if properly elected, or to enter into any other relationship with the Trust approved by the Board and in accordance with applicable law. The Adviser agrees that it will not deal with itself or with any affiliated person or promoter or principal underwriter of the Trust (or any affiliated person of the foregoing) acting as a principal, in effecting securities transactions for the account of the Trust. It is further agreed that in effecting any such transaction with such a person acting as a broker or agent, compensation to such person shall be permitted, provided that the transaction is in the ordinary course of such person’s business and the amount of such compensation does not exceed 1% of the purchase or sale price of the securities involved. If the Adviser or any affiliate thereof provides any other goods or services which otherwise would be paid for by the Trust pursuant to this Agreement, then the Trust shall pay the Adviser or such affiliate the cost reasonably allocated by the Adviser or affiliate to such goods or services.
4.     Investment by Adviser. The Adviser shall not take, and shall not permit any of its shareholders, officers, directors or employees to take long or short positions in the shares of the Trust, except for the purchase of shares of the Trust for investment purposes at the same price as is available to the public at the time of purchase, or in connection with the original capitalization of the Trust. In connection with purchases or sales of portfolio securities for the account of the Trust, neither the Adviser nor any officer, director or employee of the Adviser shall act as a principal or receive any commission therefor.
5.     Expenses of the Trust. The Trust shall pay all of its expenses not expressly assumed by the Adviser herein. Without limitation, the expenses of the Trust assumed by the Trust hereby shall include the following:
(a)     Expenses related to the continued existence of the Trust;

(b)	Fees and expenses of the Board (except those affiliated with the Adviser) and the officers and the administrative employees of the Trust;

(c)	Fees paid to the Adviser hereunder;

(d)
Fees and expenses of preparing, printing and distributing official filings, reports, prospectuses and documents required pursuant to applicable state and federal securities laws, and expenses of reports to shareholders;

(e)	Fees and expenses of custodians, transfer agents, dividend disbursing agents, shareholder servicing agents, registrars, and similar agents;

(f)	Expenses related to the issuance, registration, repurchase, exchange and redemption of shares and certificates representing shares;

(g)	Auditing, accounting, legal, insurance, portfolio administration, association membership, printing, postage, and other administrative expenses;

(h)	Expenses relating to qualification or licensing of the Trust, shares in the Trust, or officers, employees and agents of the Trust under applicable state and federal securities laws;

(i)	Expenses related to shareholder meetings and proxy solicitations and materials; and

(j)	Interest expense, taxes and franchise fees, and all brokerage commissions and other costs related to purchase and sales of portfolio securities.
In addition to the foregoing, the Trust shall assume all losses and liabilities incurred in the administration to the Trust and of its investment portfolio, and it shall pay such non-recurring expenses as may arise through litigation, administrative proceedings, claims against the Trust, the indemnification of members of the Board, officers, employees, shareholders and agents, or otherwise.
6.     Compensation to the Adviser.

(a)
For its services hereunder, the Trust shall pay to the Adviser, at the end of each calendar month, a management fee calculated as a percentage of the average value of the net assets each day for each Fund during that month at the annual rates set forth in Exhibit A hereto. The Adviser’s fee shall be accrued daily at 1/365th of the applicable annual rate (or 1/366th of the applicable annual rate in leap years). For the purpose of accruing compensation, the net assets of each Fund shall be determined in the manner and on the dates set forth in the Declaration of Trust or the current registration statement of the Trust and, on days on which the net assets are not so determined, the net asset value computation to be used shall be as determined on the immediately preceding day on which the net assets were determined.

(b)
In the event of termination of this Agreement, all compensation due through the date of termination will be calculated on a pro-rated basis through the date of termination and paid within 15 business days of the date of termination. During any period when the determination of net asset value is suspended, the net asset value of a Fund as of the last business day prior to such suspension shall for this purpose be deemed to be the net asset value at the close of each succeeding business day until it is again determined.

(c)
The Adviser shall have the right to waive any portion of its management fee during any period, and it may permanently reduce the amount of the fee under such terms as it may determine by written notice thereof to the Trust. The Adviser shall have the right to make payments out of its management fee or other resources to others, as it solely determines.

7.     Limitation of Expenses of the Trust. In addition to investment management expenses related to the Trust, the Adviser shall pay the fees and expenses of any Board members and officers of the Trust affiliated with the Adviser, all promotional expenses of the Trust to the extent not paid for by the Trust pursuant to a plan of distribution adopted pursuant to Rule 12b-1 under the 1940 Act, the rent expense of the Trust’s principal executive offices, and the expenses of formation of the Trust and any series thereof. In addition, the Adviser shall reimburse the Trust for all of its expenses, excluding securities transaction commissions and expenses, taxes, interest, share distribution expenses, and extra-ordinary and non-recurring expenses, which exceed during any fiscal year the applicable expense limitation in any State or other jurisdiction in which the Trust, during the fiscal year, becomes subject to regulation by qualification or sale of its shares. Any such required reimbursement shall be made within a reasonable period following the close of the fiscal year to which it relates, and the Adviser may elect to pay all or a portion of any such reimbursement it anticipates will be required at any time or from time to time during the fiscal year to which the reimbursement relates.
8.     Limitation of Adviser’s Liability. The Adviser shall not be liable for any loss incurred in connection with its duties hereunder, nor for any action taken, suffered or omitted and believed by it to be advisable or within the scope of its authority or discretion, except for acts or omissions involving willful misfeasance, bad faith, gross negligence or reckless disregard of the duties assumed by it under this Agreement.
9.     Limitation of Trust’s Liability. The Adviser acknowledges that it has received notice of and accepts the limitations upon the Trust’s liability set forth in its Declaration of Trust. The Adviser agrees that the Trust’s obligations hereunder in any case shall be limited to the Trust and to its assets and that the Adviser shall not seek satisfaction of any such obligation from the shareholders of the Trust nor from any member of the Board, or any officer, employee or agent of the Trust.
10.     Term of Agreement. This Agreement, as amended and restated, shall not become effective unless and until it is approved by the Board, including a majority of trustees who are not parties to this Agreement or interested persons of any such party. Once approved, this Agreement shall come into full force and effect on the date set forth above and shall have an initial term of one year; provided that this Agreement shall not become effective as to any subsequently created Funds until it has again been approved by the Board, including a majority of trustees who are not parties to this Agreement or interested persons of any such party, and by the initial shareholder of each such Fund. As to each Fund, this Agreement shall continue in effect for one year successive terms so long as such continuance is approved at least annually by (i) the Board, or by the vote of a majority of the outstanding voting securities of each Fund, and (ii) a majority of the trustees who are not parties to this Agreement or interested persons of any such party cast in person at a meeting called for the purpose of voting on such approval.
11.     Termination.

(a)
Notwithstanding any provision of this Agreement, it may be terminated at any time, without penalty, by the Board or, with respect to any Fund, by the vote of a majority of the outstanding voting securities of such Fund, or by the Adviser, upon 60 days’ written notice to the other party.

(b)	This Agreement may not be assigned by the Adviser and shall automatically terminate immediately upon any assignment.
12.     Name of the Trust. The Trust shall have the exclusive right to the use of the name "Madison Funds" as long as this Agreement is in effect.
13.     Use of Terms. The terms “affiliated person,” “interested person,” “assignment,” “broker,” and “majority of the outstanding voting securities” as used herein, shall have the same meanings as in the 1940 Act and any applicable regulations thereunder.
14.     Control of Adviser. The Adviser is controlled by Madison Investment Holdings, Inc. (“MIH”), a registered investment adviser located in Madison, Wisconsin. Because of this relationship, the Adviser shares personnel and resources with MIH and its other affiliates, including Madison Investment Advisors, LLC (“MIA”), a registered investment adviser located in Madison, Wisconsin. As such, individuals performing services for and resources utilized by the Adviser may also perform services for and be utilized by MIH and its other affiliates, including MIA.
IN WITNESS WHEREOF, the parties have caused this Agreement to be signed on their behalf by their respective officers duly authorized and their respective seals to be affixed hereto, as of the date first above written.
MADISON ASSET MANAGEMENT, LLC

By: /s/ Kevin S. Thompson
Kevin S. Thompson, its Chief Legal Officer

MADISON FUNDS

By: /s/ Katherine L. Frank
Katherine L. Frank, its President

Exhibit A

Fund Name	Management Fee[1]
Conservative Allocation	0.20%
Moderate Allocation	0.20%
Aggressive Allocation	0.20%
Government Money Market	0.40%[2]
Tax-Free Virginia	0.50%
Tax-Free National	0.40%
Core Bond	0.50%
High Quality Bond	0.30%
Corporate Bond	0.40%
High Income	0.55%
Diversified Income	0.65%
Dividend Income	0.75%[3]
Covered Call & Equity Income	0.85%
Investors	0.75%
Large Cap Value	0.55%
Mid Cap	0.75%
Small Cap	1.00%
International Stock	1.05%
1Except for the following Funds, each Fund’s management fee will be reduced by 0.05% on assets exceeding $500 million, and by another 0.05% on assets exceeding $1 billion: Conservative Allocation, Moderate Allocation, Aggressive Allocation, Tax-Free Virginia, Tax-Free National, High Quality Bond, Corporate Bond, Dividend Income and Covered Call & Equity Income.
2The Adviser hereby agrees to waive its management fee and/or reimburse Fund expenses to the extent necessary to maintain a one-day yield of zero, until at least February 27, 2020.

[3]	The Adviser hereby agrees to waive and/or reimburse 0.10% of its management fee until at least February 27, 2020.

The Adviser does not have the right to recoup any previously waived fees.